EXHIBIT 99.1

brooqLy Extends

Partnership in Romania with Field Insights

Palos Hills, Illinois, April 5, 2023: brooqLy, Inc, a technology company, today announced a partnership extension, for the Romanian Market, with Field Insights CEE, a Marketing Intelligence company with operations in 17 Central and Eastern European countries.

This partnership extension will be instrumental in capitalizing on the performance already achieved in the Romanian market and in setting the standards for the upcoming markets to follow. The Foreign Representation Agreement signed comes into effect at the end of Q2, 2023.

“Our Romanian partners have been with us since the beginning of our journey and have been an integral part of the initial platform testing and measurement. We are very delighted to renew our partnership with Field Insights, which will come into effect with the launch of a brand-new user interface and additional user functionalities, in mid-summer of 2023”, says Mr. Panos Lazaretos, CEO of brooqLy.

Ms. Brindusa Kamara, CEO of Field Insights, commented “We are very excited to extending our partnership with brooqLy, which integrates a revolutionary social networking and gamification model providing a unique user experience, while providing high-value, user-behavior data to help consumer packaged goods brands better serve their consumers. By partnering with brooqLy we will be able to help our clients optimize their marketing expenditures to the benefit of both their products, their HORECA partners and ultimately, their consumers.”

About brooqLy: brooqLy is a technology company that has developed an innovative platform for consumers, brands, and HORECA shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating HORECA shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users, in addition to the treating mechanism.

About Field Insights: Field Insights is the first specialized data collection company in Romania offering professional data collection and advanced data processing services in 17 CEE countries, covering industries from FMCG, Retail & HORECA to Banking, Energy, and pharmaceuticals. Field Insights was also the first research company in Romania to become fully digital / paperless on all its online and offline services. Field Insights is focused on conducting ad-hoc and tracking market studies, as well as providing its customers with technology-based solutions to capture real-time brand performance indicators and retail execution.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy the Company’s securities. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information.  No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.